Exhibit 10.17

LETTER AGREEMENT

This Letter Agreement (this “Letter Agreement”) is made as of this 6th day of October, 2017, by and between Caesars Enterprise Services, LLC (“CES”) and Timothy R. Donovan (“Executive”) (collectively, the “Parties”).

WHEREAS, Caesars Entertainment Operating Company, Inc. (“CEOC”) and Executive are parties to that certain Employment Agreement, dated as of April 2, 2009, which Employment Agreement has been assigned by CEOC to CES, as amended by the Amendment No. 1 to Employment Agreement between CEOC and Executive, dated March 8, 2017 (collectively, the “Existing Agreement”);

WHEREAS, each of CES and Executive desire to modify the Existing Agreement on the terms and subject to the conditions set forth in this Letter Agreement; and

WHEREAS, CEOC and certain of its affiliates filed for relief under chapter 11 title 11 of the United States Code in the Bankruptcy Court for the Northern District of Illinois Eastern Division and were proponents of the Debtors’ Third Amended Joint Plan of Reorganization (as amended, modified or supplemented, the “Plan”).

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Existing Agreement.

2. Qualifying Termination: For purposes of this Letter Agreement, a “Qualifying Termination” shall mean (i) Executive’s resignation (or giving written notice thereof), for any or no reason, of his employment with CES with an effective date of termination on or after December 1, 2017 or (ii) any termination without Cause (or giving written notice thereof) of Executive’s employment by CES or any affiliate thereof during the period commencing on the date this letter agreement is executed and ending on December 31, 2017; provided, however, that Executive’s voluntary resignation of employment with CES with an effective date of termination after December 31, 2017 shall not be a “Qualifying Termination.” Notwithstanding any contrary provision of the Existing Agreement or this Letter Agreement, Executive shall provide fifteen (15) days prior notice of any Qualifying Termination under clause (i) of the immediately preceding sentence.

3. Certain Benefits Upon Qualifying Termination. Subject to Executive’s execution and non-revocation of a release in substantially the form attached hereto as Exhibit A (the “Release”) and compliance with the provisions of the Existing Agreement, including without limitation compliance with Section 12 of the Existing Agreement, but for a period of 18 months commencing on the date Executive’s employment terminates (the “Non-Compete Period”), and continued compliance with Section 13 of the Existing Agreement, CES agrees that, as a result of a Qualifying Termination:

(a)	Executive shall be entitled to the amounts contemplated by Section 9.1(b)(i) and (ii) of the Existing Agreement as if such Qualifying Termination was for Good Reason (as defined in the Existing Agreement); provided, however, that nothing in this Letter Agreement or the Existing Agreement shall result in a duplication of payments or benefits under this Letter Agreement or the Existing Agreement;

(b)	Executive shall also be entitled to a pro rata bonus for calendar year 2017, calculated through the date of termination. Such bonus is to be paid at the same time and in the same manner in which CES pays annual bonuses to its similarly situated active officers but, in any case, not later than March 15, 2018. The bonus shall be determined in good faith by the Human Resources Committee (“HRC”) of Caesars Entertainment Corporation (“CEC”), approved by the compensation committee or other body of CEC for purposes of qualifying such bonus “performance-based compensation” under Section 162(m) of the Code, and shall be paid subject to the same criteria, and at the target bonus percentage applicable to similarly situated active officers of CES (such target percentage shall not be less than specified in the Existing Agreement);

(c)	In accordance with Section 9.5 of the Existing Agreement, all outstanding awards under the Caesars Entertainment Corporation 2012 Performance Incentive Plan and any other Company long-term incentive plan will immediately vest on the date of the Qualifying Termination as if such Qualifying Termination was for Good Reason, provided, however, that the long-term incentive cash grant made on March 10, 2017 (the “March Grant”) will not vest, but will remain subject to the vesting conditions set forth in Section 3(d) hereof.

(d)	In consideration for the additional benefits and arrangements provided for herein, Executive agrees that in the case of a Qualifying Termination, vesting of the March Grant will be subject to the Company obtaining gaming regulatory approval of the Plan (“Regulatory Approval”) on or before October 31, 2017. In the event that Regulatory Approval is obtained after October 31, 2017, any partial or pro-rata vesting of the March Grant shall be within the discretion of the HRC upon demonstration that Executive used or continues to use reasonable best efforts to obtain Regulatory Approval. Executive may demonstrate Executive’s “reasonable best efforts” by producing a bi-weekly report for the Chief Executive Officer of CES (“CEO”) demonstrating activity and progress toward Regulatory Approval. The CEO will update the HRC as requested.

(e)

In the event that (i) Executive closes on the sale of Executive’s Las Vegas condominium (the “Condo”) at arms’ length to an unaffiliated third party prior to December 31, 2017 and (ii) the consideration received by Executive (“Sale Price”) is less than the price paid by Executive to purchase the property (“Cost”), then CES will, promptly upon receipt of appropriate documentation but no later than March 15, 2018, pay to

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Executive an amount equal to the difference between the Sale Price and the Cost. If the sale of the Condo contemplated herein does not close on or prior to December 31, 2017, CES will pay to Executive, no later than March 15, 2018, an amount equal to the difference between the Appraised Value and the Cost. For purposes of this Letter Agreement, “Appraised Value” shall mean the appraised value for the Condo, as determined by a reputable licensed real estate agent, agency or appraiser selected by CES with the consent of Executive, which consent shall not be unreasonably withheld or delayed. In no event under this clause (e) shall CES be obligated to pay more than $200,000 to Executive.

(f)	As further incentive for Executive to seek to obtain Regulatory Approval as expeditiously as possible, if (i) Regulatory Approval is obtained on or before October 31, 2017 and (ii) Executive thereafter (x) experiences a Qualifying Termination or (y) resigns for Good Reason before December 1, 2017, Executive will receive a one-time special bonus (“Special Bonus”) in the amount of $1,000,000. In the event that Regulatory Approval is obtained after October 31, 2017 but prior to December 31, 2017 and Executive thereafter (x) experiences a Qualifying Termination or (y) resigns for Good Reason before December 1, 2017, the Special Bonus will be earned provided that Executive used and demonstrated reasonable best efforts to obtain Regulatory Approval (as reasonably determined by the CEO in consultation with the HRC in good faith and taking into account any events or circumstances that delayed the Regulatory Approval that were beyond Executive’s control). Executive may demonstrate Executive’s “reasonable best efforts” by producing a bi-weekly report for the Chief Executive Officer of CES demonstrating activity and progress toward Regulatory Approval. For the avoidance of doubt, Executive using his reasonable best efforts does not mean that Executive is single-handedly responsible for securing Regulatory Approval, but rather that Executive is acting and directing others to act in a manner consistent with securing Regulatory Approval by October 31, 2017. For the avoidance of doubt, the Special Bonus is not a long-term incentive award for purposes of Section 9.5 of the Existing Agreement or Section 3(c) hereof. The Special Bonus shall be payable within ten (10) business days after the applicable date of termination, but in no event later than March 15, 2018.

For the avoidance of doubt, for the purposes of the Existing Agreement and any applicable equity award agreements, other than the March Grant, a Qualifying Termination shall be considered a resignation for Good Reason. Further, for the avoidance of doubt, Executive reserves and maintains the right to resign for Good Reason as defined in the Existing Agreement or without Good Reason, with no modifications to the benefits provided under the Existing Agreement, but without entitlement to the additional benefits provided in this Letter Agreement unless otherwise provided in this Letter Agreement. CES acknowledges and agrees that, following the date of this Letter Agreement, Executive shall be entitled to provide services to CES and its affiliates remotely from his home or any other location, in Executive’s sole discretion, and any absence from CES’s premises shall not constitute Cause (as defined in the

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Existing Agreement), be considered in determining whether Cause exists, be considered a breach of this Letter Agreement or the Existing Agreement, have any other impact on Executive’s employment, compensation determinations or being an employee in good standing or otherwise negatively impact Executive. In the event that Executive fails to execute or revokes a release as provided above or to comply with Section 12 of the Existing Agreement for the Non-Compete Period, CES shall have no further obligations to Executive under this Letter Agreement or the Existing Agreement and any Options shall terminate immediately. For the avoidance of doubt, during the Non-Compete Period Executive may be employed or otherwise provide services to any person or entity with which the Company or any of its affiliates does business, provided, that such person or entity does not directly compete with the Company in the casino gaming industry.

The Release delivered pursuant to this Letter Agreement shall be deemed to satisfy any requirement to deliver a release as a condition for Executive to receive any payment or benefit described herein, or under any equity incentive, cash incentive or other benefit plan or agreement maintained by CES or its affiliates or to which CES or one of its affiliates may be a party.

4. Consulting Period Following Qualifying Termination. In the event that Executive experiences a Qualifying Termination, the parties agree to enter into a mutually agreeable consulting agreement in the form attached hereto as Exhibit B (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Executive’s consulting services shall commence on the date of termination of Executive’s employment and end on the first anniversary of the date of termination (the “Consulting Period”). At any time during the Consulting Period, Executive may seek full-time employment to the extent that it does not violate Section 12 of the Existing Agreement during the Non-Compete Period. For the avoidance of doubt, (i) nothing in this Letter Agreement shall relieve Executive of any of his obligations under the Existing Agreement, including, but not limited to, the obligations under Section 15 of the Existing Agreement and (ii) the parties acknowledge and agree that any stock holding or ownership requirements of Caesars Entertainment Corporation and its affiliates shall not apply to Executive at any time following Executive’s termination of employment, for any or no reason, including during the Consulting Period.

5. Indemnification. Nothing in this Letter Agreement, in the Existing Agreement or in the Release shall limit or impair Executive’s rights to indemnification or advancement under the Charter, By-Laws or directors and officers insurance policy(ies) of CES, CEOC or any affiliates thereof, as in effect or maintained from time to time, which rights shall remain in full force and effect in accordance with their terms.

6. No Duty to Mitigate or Offset. Executive shall be under no obligation to seek other employment or otherwise mitigate CES’s obligations to Executive hereunder or under the Existing Agreement or under any plan, program or other benefit arrangement or otherwise. Moreover, there shall be no offset against any amounts owed to Executive hereunder or under the Existing Agreement or under any plan, program or other benefit arrangement on account of any remuneration (including any fees or payments under the Consulting Agreement) attributable to any subsequent employment or other service of any kind obtained by Executive.

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7. Personal Effects and Correspondence. Executive shall be permitted to remove Executive’s personal effects from CES’s premises. Further, Executive shall be permitted to retain a copy of Executive’s contact lists and personal emails maintained in any physical form or on any computer or server of CES or its affiliates. Nothing in this Agreement, the Existing Agreement or the Release shall prevent Executive from producing any emails or contact lists (a) when required by law, subpoena, court order or other legal process, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by CES. CES further agrees that it will transfer dominion and control to Executive of any LinkedIn and other social media pages or accounts that it maintains under Executive’s name and Executive and CES will cooperate in the transition of such media to Executive.

8. Section 409A Compliance. This Letter Agreement and all payments and benefits provided hereunder are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including the exceptions thereto), to the extent applicable, and the provisions of this Letter Agreement will be administered, interpreted and construed accordingly. The Release shall be executed such that it becomes effective, with all revocation periods having expired unexercised, within 60 days following the Executive’s termination of employment. If such 60-day period ends in a calendar year after the calendar year in which the Executive’s employment terminates, then, but only to the extent required by Section 409A of the Code to avoid taxes and/or interest thereunder, any payments and benefits that would have been made during the calendar year in which Executive’s employment terminates instead shall be withheld and paid on the first business day in the calendar year after the calendar year in which Executive’s employment terminates, with all remaining payments to be made according to the schedule set forth herein, as if no such delay had occurred. If Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Section 409A of the Code, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Section 409A of the Code shall not be paid until the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s termination (i) Executive is a “specified employee” within the meaning of Section 409A of the Code, and (ii) a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A of the Code if such payment or benefit is paid within six (6) months after the Executive’s “separation from service,” then CES will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following Executive’s death, together with interest for the period of such delay, compounded annually at a rate equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments or benefits would otherwise have been provided. If any provision contained in the Letter Agreement conflicts with the requirements of Section 409A of the Code, the Letter Agreement shall be deemed to be reformed so as to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, each payment or benefit provided pursuant to this Letter Agreement or the Existing Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code.

9. Withholding. For the avoidance of doubt, Section 27 of the Existing Agreement applies to any payment or benefit provided to Executive pursuant to this Letter Agreement.

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10. Legal Fees. Upon presentation of appropriate documentation, the Company will reimburse Executive for his reasonable legal fees and expenses incurred in connection with the negotiation and documentation of this Letter Agreement, the Consulting Agreement and any other arrangement contemplated by this Letter Agreement (at Executive’s counsel’s standard hourly rates and expense charges), up to a maximum of $75,000 in the aggregate.

11. No Other Amendments. The terms of this Letter Agreement shall amend the terms of the Existing Agreement as applicable. Except as modified by the terms contained herein, the Existing Agreement shall remain in full force and effect and shall not be further amended or modified except pursuant to a written instrument signed by both parties. For the avoidance of doubt, nothing in this Letter Agreement shall relieve Executive, CEOC or CES of any of their respective obligations under the Existing Agreement.

12. Governing Law. This Letter Agreement, and any disputes which arise in connection with this Letter Agreement, shall be governed by Sections 22 and 23 of the Existing Agreement as if such provisions were set forth herein.

13. Counterparts. This Letter Agreement may be executed in any number of counterparts and signatures may be delivered by portable document format (.pdf) or facsimile, each of which may be executed by less than all parties, and all of which together shall constitute one instrument.

14. Disputes. If any dispute arises out of this Letter Agreement or out of or in connection with any equity compensation award made to Executive by CES, CEOC or any of their respective Affiliates, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association (“AAA”) in the selection process. If mediation is unsuccessful, or if mediation is not requested by a party, either party may by written notice demand arbitration of the dispute as set forth in Sections 14(a) through 14(d) below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration. Executive and CES explicitly recognize that no provision of this Section 14 shall prevent CES from taking any action to enforce its rights or to resolve any dispute relating solely to Section 12.1 or 12.3 of the Existing Agreement in any court of competent jurisdiction.

(a)	The parties shall mutually agree on a single arbitrator or, if the parties cannot agree on the appointment of a single arbitrator, the dispute shall be referred to one arbitrator appointed by the AAA experienced in matters relating to executive employment, termination or compensation. The arbitrator will set the rules and timing of the arbitration, but will generally follow the employment rules of the AAA and this Letter Agreement, where the same are applicable, and shall provide a reasoned opinion.

(b)	The arbitration hearing will in no event take place more than 45 days after the appointment of the arbitrator. The mediation and the arbitration will take place in Las Vegas, Nevada unless otherwise mutually agreed to by the parties.

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(c)	The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that the results shall be enforceable in any court of law.

(d)	All costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive; provided that each party shall be responsible for his or its own attorney fees, but, provided further, and notwithstanding the above, that the arbitrator may award attorney’s fees to the prevailing party.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have entered into this Letter Agreement as of the date first written above.

CAESARS ENTERPRISE SERVICES, LLC

By:	/s/ Mary Thomas
Name:	Mary Thomas
Title:	EVP of Human Resources

/s/ Timothy R. Donovan
Timothy R. Donovan

Exhibit A

Release

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (the “Release”) is entered into by Timothy R. Donovan (the “Employee”) as of the             day of                     ,             . Reference is hereby made to the Letter Agreement between the Company and the Employee, dated as of             , 2017 (the “Letter Agreement”).

1. No Liability. This Release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.

2. Release. In consideration of the payments and benefits set forth in the Letter Agreement, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them, including without limitation the Sponsors (as defined in the Management Investor Rights Agreement, dated as of January 28, 2008 among the Company, Employee and the other parties specified therein) (collectively, “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990) or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release; provided, however, that nothing herein shall release (i) any continuing obligation of Company under the Letter Agreement, [(ii) any obligations under the Consulting Agreement between Employee and the Company dated [    ]]1 ,(iii) any obligations under any equity or other performance or other awards referenced in the Letter Agreement, (iv) any continuing obligations under the Existing Agreement (as defined in the Letter Agreement), (v) any right to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), (vi) any right to vested benefits under any employee benefit plan of the Company or any of its affiliates, or (vii) any right of indemnification or to director and officer liability insurance coverage or any rights under any of the organizational documents of the Company or any of its affiliates, at law, or under any plan or agreement of the Company or any of its affiliates that is applicable to the Employee.

[1]	NTD: Include depending on timing of execution of the Consulting Agreement and this Release.

In addition, nothing in this Release is intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Employee believes he may have against the Company Releasees. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf. In addition, this release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the Company that he has entered into this Agreement knowingly and voluntarily.

Employee also confirms that Employee has no charge, complaint or action against the Company or any Company Releasees in any forum or form.

3. Bar. The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 2 of this Release (other than a claim brought under ADEA), this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

4. Protected Disclosures. Nothing in this Release prohibits or is intended in any manner to prohibit, the Employee from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Release does not limit the Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Employee is not required to notify the Company that the Employee has made such reports or disclosures. Nothing in this Release or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (a) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (b) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

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This Section 4 is intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the date hereof, this Section 4 shall be deemed to be amended to reflect the same.

5. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.

6. Acknowledgment. The Employee has read this Release, understands it, and voluntarily accepts its terms, and the Employee acknowledges that he has been advised by Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

7. Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired.

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IN WITNESS WHEREOF, Employee has hereunto set his or her hand.

Timothy R. Donovan

Exhibit B

Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Caesars Enterprise Services, LLC (the “Company”) and Timothy R. Donovan (“Consultant”) as of [                        ]1, 2018 (the “Effective Date”).

RECITALS

WHEREAS, the Company and Consultant are parties to an Employment Agreement dated as of April 2, 2009 (as amended, the “Employment Agreement”);

WHEREAS, the Company and Consultant are parties to a Letter Agreement dated September [     ], 2017 (the “Letter Agreement”) which provides, inter alia, that if Consultant incurs a Qualifying Termination (as defined in the Letter Agreement), Consultant and the Company shall enter into a consulting arrangement;

WHEREAS, Consultant has incurred a Qualifying Termination and, pursuant to its obligations under the Letter Agreement, the Company wishes to retain Consultant to perform consulting services to the Company under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1. Consulting Services.

(a) Capacity. The Company hereby retains Consultant as an independent contractor on a project basis pursuant to the terms of this Agreement. Consultant will perform such services as specified on Exhibit A hereto, together with any services specified on any subsequent exhibit(s) hereto as may be mutually agreed between Consultant and the Company (collectively, the “Exhibits”). Consultant’s contact for coordination of the provision of such services hereunder will be Mark Frissora, or, if Mark Frissora is no longer employed by the Company, such other individual as designated by the Company (the “Contact”). Consultant will have no authority to bind, act on behalf of, or make decisions for the Company or any of its subsidiaries or affiliates. Consultant will determine the method, details, and means of performing the services contemplated by this Agreement. For the avoidance of doubt, Consultant may provide services telephonically whenever possible and any in-person services shall be provided only when necessary and at reasonable times and upon reasonable advance written notice given to Consultant.

(b) Term and Operation. This Agreement will commence on the Effective Date and will continue until the first anniversary thereof unless, prior to such first anniversary, (i) Consultant dies, (ii) Consultant provides to the Company written notice that Consultant is terminating this Agreement, (iii) the Company terminates this Agreement pursuant to Section 5, or (iv) the Company terminates this Agreement for Cause. If the Company terminates this

[1]	NTD: The Effective Date will be the date that Consultant incurs a “separation from service” within the meaning of 409A.

Agreement for any reason other than pursuant to clause (iii) or (iv) of the foregoing sentence, the Company shall continue to pay the consulting fee to Consultant as provided under this Agreement. Except as otherwise set forth in herein, following termination of this Agreement, neither party hereto will have any liability to the other hereunder, except for the Company’s obligation to pay Consultant any fees accrued through the date of termination.

For purposes of this Agreement, “Cause” means (i) the willful failure of Consultant to substantially perform Consultant’s duties with the Company after a written demand for substantial performance is delivered to Consultant which specifically identifies the manner in which Consultant has willfully not substantially performed Consultant’s duties; (ii) any willful act of fraud, or embezzlement or theft, by Consultant, in each case, in connection with Consultant’s duties hereunder or in the course of Consultant’s engagement hereunder, (iii) Consultant’s admission in any court, or conviction of, or plea of nolo contendere to, a felony; or (iv) a willful breach by Consultant of this Agreement or of Section 12 or Section 13 of the Employment Agreement.

(c) Compensation. In consideration of Consultant’s performance of the consulting services specified in the Exhibits, the Company shall pay to the Executive an annualized fee of $500,000 (payable in equal monthly installments commencing on the fifth business day following the Effective Date and continuing for each of the 11 subsequent months, and prorated for any partial month of service).

(d) Reimbursement of Expenses. Upon reasonable documentation of expenses from Consultant, the Company will reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement. Notwithstanding the foregoing, all significant expenses (i.e., any expense in excess of $[    ]) to be incurred by Consultant in connection with this Agreement will require the prior approval of the Contact. Reference is made to Article IX of the Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Article VII of the Bylaws (“Bylaws”) of Caesars Entertainment Corporation (“CEC”). The Company hereby agrees to indemnify Consultant and provide advancement of expenses to Consultant on the same terms and subject to the same limitations as applicable to CEC’s officers and employees under CEC’s Certification of Incorporation and Bylaws. To the extent any right to reimbursements or in-kind benefits under this Agreement constitutes “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (i) all such reimbursements shall be made as soon as practicable, but no later than the last day of the taxable year following the taxable year in which the related expenses were incurred, (ii) no such right shall be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) Non-Exclusivity. The Company acknowledges that Consultant’s services hereunder will be provided by Consultant on a non-exclusive basis, and that Consultant may engage in any other business activities as long as such activities do not interfere with or harm the operations of the Company or any of its subsidiaries or affiliates or interfere with Consultant’s obligations to the Company under this Agreement, Section 12 of the Employment Agreement, or any other agreement between Consultant and the Company.

2. Covenants.

(a) Confidentiality. Consultant acknowledges his continuing obligations under Section 13 of the Employment Agreement. Consultant agrees to maintain absolute confidentiality of the terms of this Agreement, the services performed by Consultant hereunder and the information, data, reports and other work product produced by, and any information or materials made available to, Consultant in connection herewith; provided, however, that Consultant may (i) disclose this Agreement to his own legal, tax, accounting and/or financial advisors and Consultant’s spouse; and (ii) provide such information, data, reports and other work product if ordered by a federal or state court, arbitrator or any governmental authority, pursuant to subpoena, or as necessary to secure legal and financial counsel from third party professionals or to enforce his or her rights under this Agreement, provided that in such cases described in this clause (ii), Consultant will notify the Company, at least five (5) business days prior to providing such information, including the nature of the information required to be provided.

Nothing in this Agreement prohibits or is intended in any manner to prohibit, Consultant from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Consultant’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Consultant does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Consultant is not required to notify the Company that he has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Consultant cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (a) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (b) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

This Section 2(a) is intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the date hereof, this Section 2(a) shall be deemed to be amended to reflect the same.

(b) Non-Solicitation. Consultant will continue to comply with Section 12 of the Employment Agreement, as provided in the Letter Agreement.

(c) Specific Performance. Because Consultant’s breach of this Section 2 may cause the Company irreparable harm for which money is inadequate compensation, the Company will be entitled to seek injunctive relief to enforce Consultant’s obligations (without the necessity of proof of actual damage), in addition to damages and other available remedies. Consultant acknowledges and agrees that the Company protections set forth in this Agreement are reasonable in the context of the nature of the Company’s business and are a material condition to the consulting relationship with and compensation by the Company.

(d) Works for Hire. Consultant agrees that all Intellectual Property Product created in whole or in part by Consultant during the course of and directly in connection with Consultant’s engagement by the Company shall be works made for hire of which the Company or its subsidiaries and affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any such Intellectual Property Product is not a work made for hire, Consultant hereby assigns all right, title, and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or any of its subsidiaries or affiliates all rights in any such Intellectual Property Product, Consultant hereby assigns all right, title, and interest therein, in perpetuity and throughout the world, to the Company. Consultant agrees to execute, immediately upon the Company’s reasonable request and without any additional compensation, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Consultant is providing services to the Company at the time such request is made, in order to permit the Company, its subsidiaries and affiliates, and/or their respective successors and assigns to protect, perfect, register, record, maintain, or enhance their rights in any such Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications, or consequences. “Intellectual Property Product” as used in this Agreement refers to any: (i) inventions that relate to the Company (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names, or logos that relate to the Company (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); and (iii) trade secrets, in each case, created in whole or in part by Consultant during the course of and directly in connection with Consultant’s engagement by the Company.

3. Independent Contractor. It is the intention of the parties hereto that, during the term of this Agreement, Consultant will at all times be and remain an independent contractor, and Consultant will not be considered the agent, partner, principal or employee of the Company or any of its subsidiaries or affiliates. Consultant will be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor, unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of its subsidiaries or affiliates under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). Consultant acknowledges and agrees that, as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant, and to obtain workers’ compensation insurance and any other coverage required by law.

4. No Use of Name or Marks. Consultant agrees that Consultant shall have no right to, or interest in, the name “Caesars Enterprise Services,” “Caesars Entertainment” or any registered service mark or trademark of any of the Company and its parents and subsidiaries, and Consultant shall not, in any manner, use such words or marks, in the promotion of Consultant’s business. Consultant shall be allowed to use such words or marks with written permission of an authorized representative of the Company.

5. Compliance with Company’s Ethics and Compliance Program / Company’s Anti-Corruption Compliance Policy. Consultant agrees to comply in all material respects with all applicable federal, state, local, provincial or other laws or regulations in all jurisdictions both domestic and international. As a holder of privileged gaming licenses, the Company and its affiliates are required to adhere to strict laws and regulations regarding its associations, including associations with key individuals as defined under the Caesars Entertainment Corporation Ethics and Compliance Program (“E&C Program”). If at any time the Company determines, in its sole discretion, that Consultant is an “unsuitable person” as that term is defined in the E&C Program, or that it is necessary for the Company to terminate this Agreement in order to protect any proposed or pending gaming licenses or any of its privileged gaming licenses, the Company may immediately terminate this Agreement pursuant to Section 1(b)(iii) of this Agreement. During the term of this Agreement, to the extent that any prior disclosure made by Consultant become inaccurate, including but not limited to the initiation of any criminal proceeding or any civil or administrative proceeding or process which alleges any violations of law involving Consultant, Consultant shall disclose the information to the Company within 10 calendar days from that event. Consultant agrees to comply with any background investigation conducted in connection with the disclosure of this updated information. If Consultant is or becomes required to be licensed by any federal, state, and/or local gaming regulatory agency and fails to become so licensed, or, once licensed, fails to maintain such license or fails to continue to be suitable by the governmental regulatory agency, the Company may immediately terminate this Agreement pursuant to Section 1(b)(iii) of this Agreement.

By signing this Agreement, Consultant acknowledges that he has received a copy of the E&C Program, the Caesars Anti-Corruption Compliance Policy, and the Caesars Entertainment Corporation Anti-Money Laundering Policy and Program. Consultant understands and agrees to comply with these and all other policies adopted by the Company. Consultant shall sign all certification/attestation forms associated with these policies and return them to the Caesars Corporate Compliance Department. Consultant further understands Consultant’s obligation to report suspected violations of law, regulation, policies, or of unethical conduct occurring within the Company and/or its affiliates to the Chief Regulatory & Compliance Officer, his/her designee, or through the Ethics and Compliance Hotline, the number for which is posted on the Caesars Entertainment Corporation intranet website.

6. Survival. Subject to any limits on applicability contained therein, each of Section 1(d), 2 and Section 3 will survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, statute, rule, regulation and ordinance, but if any provision of this Agreement (or portion thereof) is held to be invalid or unenforceable in any respect under any applicable law, statute, rule, regulation or ordinance, such provision (or portion thereof) will be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement (and such invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein).

8. Complete Agreement; Amendment; Waiver. This Agreement (together with all Exhibits, the Employment Agreement and the Letter Agreement) embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and, effective as of the Effective Date, supersedes, preempts and nullifies any other prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way. The Exhibits will be read together with, and will constitute a portion of, this Agreement. Any reference herein to this Agreement will be deemed to include the Exhibits. Any modification or amendment of this Agreement, or additional obligation assumed in connection with this Agreement (including the creation of additional Exhibits), will be effective only if placed in writing and signed by both parties hereto. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

9. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

10. Captions; Drafter Protection. This Agreement’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Agreement. It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, will not apply to this Agreement.

11. Successors and Assigns. Consultant acknowledges that Consultant’s services are unique and personal and accordingly Consultant may not assign Consultant’s rights or delegate Consultant’s duties or obligations under this Agreement. This Agreement will bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party hereto may assign any rights or delegate any obligations hereunder without the prior written consent of the other party hereto. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets; provided such transferee or successor assumes the liabilities of the Company hereunder.

12. Choice of Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada as to all matters, including, but not limited to, matters of validity, construction, effect and performance. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

13. Third Party Arrangements. Consultant agrees that during the term of this Agreement Consultant will not (i) deliver or disclose to the Company information which infringes any property right of any third party relating to proprietary or trade secret information or copyrights or (ii) enter into any agreement that would adversely affect this Agreement or prevent Consultant from honoring this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CAESARS ENTERPRISE SERVICES, LLC

By:
Name:
Title:

Consultant

Timothy R. Donovan

EXHIBIT A

Description of services

Services:

Consultant will render consulting services related to Consultant’s specialized areas of knowledge, experience and expertise as requested by the Company (including, but not limited to, assisting with the transition of Consultant’s prior duties under the Employment Agreement to his successor and attending meetings with, and corresponding with, gaming regulators as necessary or requested by the Company). Consultant shall not, under any circumstances, be required to provide services at a level that is greater than 20% of the average level of bone fide services provided by Consultant during the 36 months immediately preceding the termination of Consultant’s employment under the Employment Agreement (or Letter Agreement).